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                                                                                                    EXHIBIT 12

                               UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                         Statement RE Computation of Ratio of Earnings to Fixed Charges
                                              (Millions of Dollars)





                                                            2000          1999         1998         1997         1996
Fixed Charges:
  Interest expense                                     $       382  $       260  $       197  $       188  $       213
  Interest capitalized                                          18           15           12           10           16
  One-third of rents*                                           64           64           77           80           80

  Total Fixed Charges                                  $       464  $       339  $       286  $       278  $       309

Earnings:
  Income from continuing operations
    before income taxes and minority interests         $     2,758  $     1,257  $     1,810  $     1,574  $     1,317

  Fixed charges per above                                      464          339          286          278          309
  Less: interest capitalized                                   (18)         (15)         (12)         (10)         (16)
                                                               446          324          274          268          293

  Amortization of interest capitalized                          21           25           31           34           35

  Total Earnings                                       $     3,225  $     1,606  $     2,115  $     1,876  $     1,645

Ratio of Earnings to Fixed Charges                            6.95         4.74         7.40         6.75         5.32



* Reasonable approximation of the interest factor.


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